Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

Rally’s® Named Best Drive-Thru in America 2005
Checkers Drive-In Restaurants Inc.’s Rally’s Brand #1 in QSR Drive-Thru Study

TAMPA, FL – October 5, 2005 – Checkers Drive-In Restaurants, Inc., the nation’s largest chain of double drive-thru restaurants (NASDAQ: CHKR), today announced that its Rally’s® brand was named Best Drive-Thru in America 2005 by QSR Magazine, the leading trade publication for the quick service restaurant category. Rally’s ranked #1 in the Best Overall category, with its sister brand, Checkers®, securing a top 10 finish.

“I am very proud of what we’ve accomplished in every core area of our double drive-thru business, and I’m thrilled that our efforts have been recognized by QSR Magazine,” said Keith E. Sirois, President and CEO of Checkers Drive-In Restaurants, Inc. “The credit must be given to our Operations and Training teams, who have created guest-focused, results-driven initiatives; to our franchisees who have embraced and implemented these programs; and to our restaurant managers and crews who deliver on our brand promise everyday.”

Rally’s secured the number one spot by improving in every category in this year’s study: order accuracy, speed of service, menu board appearance and speaker clarity. In fact, Rally’s finished in the top five in both the order accuracy and speed of service categories, and in the top ten in menu board appearance and speaker clarity.

Checkers also made significant progress in this year’s study, jumping from 14th to number 10 in the Best Overall category, and placing second in speed of service.

The Company credits its GO (Guest Obsessed) training program with much of its success. Now in its second year, the GO program focuses on achieving excellent speed of service and order accuracy at Checkers/Rally’s drive-thru lanes without sacrificing the quality of the guest experience. This balance of speed and hospitality is reflected in the brand’s improvement across all categories.

“Although hospitality isn’t reported in the QSR Magazine study, we believe that friendly, polite guest service is just as important to the long-term success of our business as speed and accuracy,” said Sirois. “I’m especially pleased that our guests are truly treated like guests when they visit our restaurants.”

Dedicated to continual improvement, Checkers/Rally’s is now preparing to launch the fourth phase of its GO training program, which will focus on reinforcing hospitality and accuracy into every part of the restaurant’s performance.

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. (http://www.checkers.com/) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR®. In 2005, the Company received the Nation’s Restaurant News Hot! Again Award for its sizzling business performance.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.